EXHIBIT 11.1

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Nine Months Ended October 1, 2000 and September 26, 1999

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2000                 1999
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------

Net earnings                         $ 35,459    35,459    131,254   131,254
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             192,984   192,984    196,175   196,175
  Exercise of stock options
   and warrants:
    Actual                                 79        79      2,641     2,641
    Assumed                                 -       701          -     8,726
  Purchase of common stock            (15,126)  (15,126)    (3,536)   (3,536)
                                      -------   -------    -------   -------
    Total                             177,937   178,638    195,280   204,006
                                      =======   =======    =======   =======

Per common share:
  Net earnings                       $    .20       .20        .67       .64
                                      =======   =======    =======   =======